Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2009 Results

- Net Earnings of $0.04 per Share on a 1.8% Sales Increase -

PHILADELPHIA — December 7, 2009 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended October 31, 2009.

Operating Results

Third Quarter

Sales

Sales for the thirteen weeks ended October 31, 2009 increased by $8.4 million, or 1.8%, to $472.6 million from $464.2 million for the thirteen weeks ended November 1, 2008. Comparable sales increased 1.6%, consisting of an 8.9% comparable service revenue increase and a 0.1% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales while merchandise sales includes merchandise sold through both our service center and retail lines of business. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 7.0%, while comparable Retail Sales (DIY and Commercial) decreased 2.9%.

Earnings

Net Earnings for the third quarter of fiscal 2009 increased to $2.1 million ($0.04 per share) from the $7.3 million loss ($0.14 per share) recorded in the same period last year. The 2009 results include, on pre-tax basis, a net charge of $0.3 million, consisting of a $3.3 million asset impairment charge offset by a $1.3 million gain from sale leaseback transactions, a $1.0 million reduction in inventory-related accruals and a $0.7 million gain from an insurance settlement.

Nine Months

Sales

Sales for the thirty-nine weeks ended October 31, 2009 decreased by $4.3 million, or 0.3%, to $1,458.0 million from $1,462.3 million for the thirty-nine weeks ended November 1, 2008.  Comparable sales decreased 0.4%, consisting of a 5.9% comparable service revenue increase and a 1.8% comparable merchandise sales decrease. Re-categorizing Sales (see above), comparable Service Center Revenue increased 4.1%, while comparable Retail Sales decreased 4.1%.

Earnings

Net Earnings for the first nine months of fiscal 2009 increased to $20.8 million ($0.40 per share) from the $2.8 million ($0.05 per share) recorded in the same period last year. The 2009 results include, on a pre-tax basis, a net benefit of $5.9 million, consisting of a $6.2 million gain resulting from bond repurchases, a $1.3 million gain from sale leaseback transactions, a $1.0 million reduction in inventory-related accruals and a $0.7 million gain from an insurance settlement partially offset by a $3.3 million asset impairment charge. The 2008 results included, on a pre-tax basis, a net benefit of $13.1 million, consisting of a $3.5 million gain resulting from bond repurchases and a $9.6 million gain from asset dispositions (primarily sale leaseback transactions). The 2008 results also included a one-time tax benefit of $2.2 million resulting from the recording of a deferred tax asset.

Commentary

“We are pleased to report our first comparable store revenue increase since the fourth quarter of 2006, as well as our first increase in overall customer count since the first quarter of 2004,” said CEO Mike Odell. “We are also excited about the acceleration of our strategy to add Service & Tire Centers surrounding our existing Supercenters. During the third quarter, we acquired 10 Florida Tire locations to increase our total presence in the Orlando market to 16 stores. We also opened four other Service & Tire Centers, two in Southern California and two in Chicago, bringing our year-to-date openings to 20 as we pursue our strategic growth plan.”

Mike continued, “We are three-quarters of the way towards achieving our 2009 ‘Back in Black’ commitment, with another profitable quarter on the books. Our results through the third quarter of this year show significant improvement over the prior year, especially when considering the one-time benefits included in 2008. While we are pleased with our strong revenue growth in our service and commercial businesses, as well as the stability in our DIY core product categories, discretionary spending still remains a challenge to our accessories and complementary product categories, and is expected to continue through the fourth quarter’s holiday season.”

“The cash flows generated from our positive sales trend, coupled with opportunistic single-store sale leaseback transactions, have allowed us to fund our Service & Tire Center acquisitions without using our revolving line of credit, which carried a zero balance at quarter end,” added CFO Ray Arthur.

Pep Boys has approximately 6,000 service bays within over 580 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the third quarter will be broadcast live on Tuesday, December 8 at 8:30 a.m. ET over the Internet at the Vcall Web site, located at http://www.investorcalendar.com. To listen to the call live, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of December 8 on Pep Boys’ Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588
Internet: http://www.pepboys.com